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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cyberonics, Inc:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on August 27, 2003 of Cyberonics, Inc. of our report dated May 19, 2003 with respect to the consolidated balance sheets of Cyberonics, Inc. and subsidiary as of April 25, 2003 and April 26, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the 52 weeks then ended, which report appears in the April 25, 2003, annual report on Form 10-K of Cyberonics, Inc.

/s/ KPMG LLP

Houston, Texas
August 26, 2003